Exhibit 10(ll)

AMENDMENT 2
TO THE
NEXTERA ENERGY, INC. DEFERRED COMPENSATION PLAN

Section 3.02(b)(1)(iii) of the Plan is hereby deleted in its entirety and the following substituted therefor:

“(iii) Company Stock Fund. A Participant may allocate deferred amounts to an investment fund that tracks, or invests primarily in, the Common Stock of the Company (a "Company Stock Fund"). If a Participant allocated deferred amounts to the Company Stock Fund, such amounts shall initially be credited to a stable value investment fund designated by the Administrator (the "Interim Investment Fund"). On, or as soon as reasonably practicable after, the date on which a cash dividend is paid to holders of Common Stock (the “Dividend Payment Date"), all amounts credited to such Interim Investment Fund shall be transferred to the Company Stock Fund in the Participant's Investment Account. ”

NEXTERA ENERGY, INC.

By:	/s/ Shaun J. Francis
Shaun J. Francis
Executive Vice President,
Human Resources